Mail Stop 4561
									January 23, 2006

Mr. Neil Christiansen
Chief Executive Officer
Freedom Resources Enterprises, Inc.
901 East 7800 South
Midvale, UT 84047

      Re:	Freedom Resources Enterprises, Inc.
		Form 10-KSB/A for Fiscal Year Ended December 31, 2004 Form 10-QSB/A for Fiscal Quarter Ended March 31, 2005
Form 10-QSB for Fiscal Quarter Ended June 30, 2005
Form 10-QSB for Fiscal Quarter Ended September 30, 2005
		File No. 0-32735

Dear Mr. Christiansen:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.



							Sincerely,



Steven Jacobs
Accounting Branch Chief